www.genpt.com

News Release

February 23, 2023

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Results
For the Fourth Quarter and Full Year 2022

Fourth Quarter 2022 Highlights
•Sales of $5.5 billion, Up 15.0%
•Diluted EPS of $1.77
•Adjusted Diluted EPS of $2.05, Up 14.5%

Full Year 2022 Highlights
•Record sales of $22.1 billion, Up 17.1%
•Segment Profit Margin of 9.4%, Up 60 basis points
•Diluted EPS of $8.31
•Adjusted Diluted EPS of $8.34, Up 20.7% and a New Record
•Cash From Operations of $1.5 billion, Up 16.6%; Free Cash Flow of $1.1 billion, Up 13.6%
•Returned $719 million to Shareholders via Cash Dividends and Share Repurchases

2023 Outlook
•Revenue Growth of 4% to 6%
•Diluted EPS of $8.80 to $8.95

ATLANTA - Genuine Parts Company (NYSE: GPC) announced today its results for the fourth quarter and twelve months ended December 31, 2022.

“The GPC team capped off a record-setting year with a strong fourth quarter highlighted by double-digit sales and earnings growth and continued margin expansion. We are incredibly proud of our progress throughout the year and thankful to our teammates across the globe for their ongoing commitment to excellence," said Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company. "Working together, we have been agile in navigating the dynamics of the macro-economy and continue to deliver market share gains and drive positive momentum in our top and bottom-line results."

Fourth Quarter 2022 Results

Sales were $5.5 billion, a 15.0% increase compared to $4.8 billion in the same period of the prior year. The improvement is attributable to an 11.1% increase in comparable sales and an 8.0% benefit from acquisitions, partially offset by a 4.1% unfavorable impact of foreign currency and other.

Net income was $252 million, or a diluted EPS of $1.77. This compares to net income of $256 million, or $1.79 per diluted share in the prior year period.

Adjusted net income, which excludes an expense of $40 million, or $0.28 per diluted share, in non-recurring items primarily associated with a remeasurement of the company's product liability reserve, costs related to the integration of Kaman Distribution Group (KDG) and a loss related to an investment in S.P. Richards, was $292 million, an increase of 13.8% compared to adjusted net income of $256 million for the same period of the prior year. On a per share diluted basis, adjusted net income was $2.05, an increase of 14.5% compared to $1.79 per diluted share in the prior year. Refer to the reconciliation of GAAP net income to adjusted net income for more information.

Fourth Quarter 2022 Segment Highlights

Automotive Parts Group ("Automotive")

Global Automotive sales were $3.4 billion in the fourth quarter, up 7.6% from the same period in 2021, consisting of an 8.2% increase in comparable sales and a 4.8% benefit from acquisitions, net of a 5.4% unfavorable impact of foreign currency and other. Segment profit of $295 million increased 11.0%, with profit margin of 8.6% up 30 basis points from the same period of the prior year.

Industrial Parts Group ("Industrial")

Industrial sales were $2.1 billion, up 29.6% from the same period in 2021, and reflecting a 16.7% increase in comparable sales and a 14.3% contribution from the KDG acquisition, slightly offset by a 1.4% unfavorable impact of foreign currency. Segment profit of $230 million increased 49.8%, with profit margin of 11.0% up 150 basis points from the same period of the prior year.

"The strength in Automotive sales was broad-based, with double-digit total sales growth in local currency in each of our global operations," said Will Stengel, President and Chief Operating Officer. “In addition, Industrial generated its seventh consecutive quarter of double-digit sales comps and tenth consecutive quarter of margin expansion, while continuing to execute well and create value with the accelerated integration of KDG. Our strong fourth quarter and record financial performance in 2022 are testaments to our teams’ hard work and dedication to serve our customers.”

Full Year 2022 Results

Sales in 2022 were $22.1 billion, a 17.1% increase from $18.9 billion in 2021. Net income for the twelve months was $1.2 billion, or $8.31 per diluted share. Adjusted net income, which excludes an expense of $5 million, or $0.03 per diluted share, in non-recurring items as described above as well as transaction and other costs related to the acquisition of KDG and a gain on the sale of certain real estate recorded in the prior quarters of 2022, was $1.2 billion, or $8.34 per diluted share, an increase of 20.7% compared to $6.91 per diluted share in the prior year. Refer to the reconciliation of GAAP net income to adjusted net income for more information.

Balance Sheet, Cash Flow and Capital Allocation

The company generated cash flow from operations of $1.5 billion in 2022, a 16.6% increase from $1.3 billion in 2021 driven primarily by higher net income and effective management of our working capital. We used $1.7 billion in cash for investing activities, primarily in connection with the acquisition of KDG, in addition to $340 million for capital expenditures. We also had $205 million in cash provided by financing activities, which includes $961 million of net proceeds from debt primarily related to the KDG acquisition. This was partially offset by quarterly dividends of $496 million paid to shareholders and $223 million of share repurchases. Free cash flow was $1.1 billion, a 13.6% increase from $992 million for the twelve months in 2021.
The company ended the quarter and year with $2.2 billion in total liquidity, consisting of $1.5 billion availability on the revolving credit facility and $653 million in cash and cash equivalents.

2023 Outlook

In consideration of several factors, the company is establishing full-year 2023 guidance. The company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, geopolitical conflicts and the potential impact on results in establishing its guidance, which is outlined in the table below.

Year Ended 12/31/2023
Total sales growth	4% to 6%
Automotive sales growth	4% to 6%
Industrial sales growth	4% to 6%
Diluted earnings per share	$8.80 to $8.95
Adjusted diluted earnings per share	$8.80 to $8.95
Effective tax rate	Approx. 25%
Net cash provided by operating activities	$1.2 billion to $1.4 billion
Free cash flow	$800 million to $1.0 billion

"We had an exceptional 2022 which included celebrating our 95th year of operations. We have quickly turned our attention to the year ahead and, while the macro-environment remains uncertain, we are confident in our strategic plans to drive sustained sales and earnings growth, continued margin expansion and strong cash flow. We believe our progress in these key areas, combined with a strong balance sheet, position GPC with the financial strength and flexibility to pursue strategic growth opportunities while also returning capital to shareholders," Mr. Donahue concluded.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income, adjusted diluted net income per common share and free cash flow. The company believes that the presentation of adjusted net income, adjusted diluted net income per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the company's core operations. The company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the company’s core operations. The company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. The company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the company’s investor relations website. The call is also available by dialing 888-317-6003, conference ID 0079869. A replay will also be available on the company’s website or at 877-344-7529 conference ID 1162108, two hours after the completion of the call.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal. The company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the company serves its global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 58,000 employees. Further information is available at www.genpt.com.

Investor Contact:	Media Contact:
Sid Jones (678) 934-5628	Heather Ross (678) 934-5220
Senior Vice President - Investor Relations	Vice President - Strategic Communications

Forward Looking Statements

Some statements in this release, as well as in materials the company files with the Securities and Exchange Commission (SEC), release to the public or make available on the company's website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include the company's view of business and economic trends for the coming year, the company's ability to execute our strategic priorities and capitalize in light of these business and economic trends, and the established full-year 2023 financial guidance for the company provided above. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

The company cautions that all forward-looking statements involve risks and uncertainties, and while the company believes that its expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation and geopolitical conflicts such as the conflict between Russia and Ukraine; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; public health emergencies such as the COVID-19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to us, our suppliers and customers; changes in tax policies; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems, as well as other risks and uncertainties discussed in the company's Annual Report on Form 10-K for 2022 and from time to time in the company's subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and the company undertakes no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$5,523,650	$4,803,209	$22,095,973	$18,870,510
Cost of goods sold	3,549,959	3,109,760	14,355,869	12,236,374
Gross profit	1,973,691	1,693,449	7,740,104	6,634,136
Operating expenses:
Selling, administrative and other expenses	1,531,883	1,279,265	5,758,295	5,162,506
Depreciation and amortization	87,997	72,594	347,819	290,971
Provision for doubtful accounts	6,252	3,509	19,791	17,739
Total operating expenses	1,626,132	1,355,368	6,125,905	5,471,216
Non-operating expenses (income):
Interest expense, net	15,569	14,297	73,887	62,150
Other	(5,393)	(22,122)	(32,290)	(99,576)
Total non-operating expenses (income)	10,176	(7,825)	41,597	(37,426)
Income before income taxes	337,383	345,906	1,572,602	1,200,346
Income taxes	85,407	89,907	389,901	301,556
Net income (loss)	$251,976	$255,999	$1,182,701	$898,790
Dividends declared per common share	$0.895	$0.815	$3.580	$3.260
Basic earnings per share	$1.79	$1.80	$8.36	$6.27
Diluted earnings per share	$1.77	$1.79	$8.31	$6.23

Weighted average common shares outstanding	141,049	142,275	141,468	143,435
Dilutive effect of stock options and non-vested restricted stock awards	923	778	854	786
Weighted average common shares outstanding — assuming dilution	141,972	143,053	142,322	144,221

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2022	2021	2022	2021
Net sales:
Automotive	$3,433,057	$3,190,133	$13,666,634	$12,544,131
Industrial	2,090,593	1,613,076	8,429,339	6,326,379
Total net sales	$5,523,650	$4,803,209	$22,095,973	$18,870,510
Segment profit:
Automotive	$295,199	$265,841	$1,191,674	$1,073,427
Industrial	230,306	153,773	886,636	595,232
Total segment profit	525,505	419,614	2,078,310	1,668,659
Interest expense, net	(15,568)	(14,297)	(73,886)	(62,150)
Corporate expense	(81,481)	(44,813)	(269,364)	(174,842)
Intangible asset amortization	(38,697)	(25,034)	(157,437)	(103,273)
Other unallocated costs	(52,376)	10,436	(5,021)	(128,048)
Income before income taxes	$337,383	$345,906	$1,572,602	$1,200,346
The following table presents a summary of the other unallocated costs:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2022	2021	2022	2021
Other unallocated costs:
Gain on sales of real estate	$—	$—	$102,803	$—
Gain on insurance proceeds	—	3,862	1,507	3,862
Product liability adjustment	(28,730)	—	(28,730)	—
Product liability damages award	—	—	—	(77,421)
Loss on software disposal	—	—	—	(61,063)
Gain on equity investment	—	10,229	—	10,229
Transaction and other costs	(23,646)	(3,655)	(80,601)	(3,655)
Total other unallocated costs (1)	$(52,376)	$10,436	$(5,021)	$(128,048)
(1) Refer to the reconciliation of GAAP net income to adjusted net income for explanation of adjustments.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(in thousands, except share and per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$653,463	$714,701
Trade accounts receivable, less allowance for doubtful accounts (2022 – $53,872; 2021 – $44,425)	2,188,868	1,797,955
Merchandise inventories, net	4,441,649	3,889,919
Prepaid expenses and other current assets	1,532,759	1,353,847
Total current assets	8,816,739	7,756,422
Goodwill	2,588,113	1,915,307
Other intangible assets, net	1,812,510	1,406,401
Property, plant and equipment, less accumulated depreciation (2022 – $1,435,677; 2021 – $1,339,706)	1,326,014	1,234,399
Operating lease assets	1,104,678	1,053,689
Other assets	847,325	985,884
Total assets	$16,495,379	$14,352,102

Liabilities and equity
Current liabilities:
Trade accounts payable	$5,456,550	$4,804,939
Current portion of debt	252,029	—
Other current liabilities	1,851,340	1,660,768
Dividends payable	126,191	115,876
Total current liabilities	7,686,110	6,581,583
Long-term debt	3,076,794	2,409,363
Operating lease liabilities	836,019	789,175
Pension and other post-retirement benefit liabilities	197,879	265,134
Deferred tax liabilities	391,163	280,778
Other long-term liabilities	502,967	522,779
Equity:
Preferred stock, par value $1 per share — authorized 10,000,000 shares; none issued	—	—
Common stock, par value $1 per share - authorized 450,000,000 shares; issued and outstanding - 2022 - 140,941,649 shares and 2021 - 142,180,683 shares	140,941	142,181
Additional paid-in capital	140,324	119,975
Accumulated other comprehensive loss	(1,032,542)	(857,739)
Retained earnings	4,541,640	4,086,325
Total parent equity	3,790,363	3,490,742
Noncontrolling interests in subsidiaries	14,084	12,548
Total equity	3,804,447	3,503,290
Total liabilities and equity	$16,495,379	$14,352,102

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31
(in thousands)	2022	2021
Operating activities:
Net income	$1,182,701	$898,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	347,819	290,971
Deferred income taxes	2,220	31,676
Share-based compensation	38,058	25,597
Gain on sale of real estate	(102,803)	—
Other operating activities	18,377	22,575
Changes in operating assets and liabilities:
Trade accounts receivable, net	(244,371)	(258,994)
Merchandise inventories, net	(380,420)	(329,237)
Trade accounts payable	676,406	777,318
Other assets and liabilities	(71,016)	(200,411)
Net cash provided by operating activities	1,466,971	1,258,285
Investing activities:
Purchases of property, plant and equipment	(339,632)	(266,136)
Proceeds from sale of property, plant and equipment	145,007	26,549
Proceeds from divestitures of businesses	33,604	17,738
Proceeds from settlement of net investment hedge	158,441	—
Acquisitions and other investing activities	(1,681,660)	(284,315)
Net cash used in investing activities	(1,684,240)	(506,164)
Financing activities:
Proceeds from debt	5,108,641	892,694
Payments on debt	(4,147,773)	(1,053,423)
Share-based awards exercised	(17,377)	(22,346)
Dividends paid	(495,917)	(465,649)
Purchase of stock	(222,726)	(333,599)
Other financing activities	(19,747)	(7,209)
Net cash provided by (used in) financing activities	205,101	(989,532)
Effect of exchange rate changes on cash and cash equivalents	(49,070)	(38,054)
Net decrease in cash and cash equivalents	(61,238)	(275,465)
Cash and cash equivalents at beginning of year	714,701	990,166
Cash and cash equivalents at end of year	$653,463	$714,701

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$362,859	$305,326
Interest	$73,368	$65,732

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2022	2021	2022	2021
GAAP net income	$251,976	$255,999	$1,182,701	$898,790

Adjustments:
Gain on sales of real estate (1)	—	—	(102,803)	—
Gain on insurance proceeds (2)	—	(3,862)	(1,507)	(3,862)
Product liability adjustment (3)	28,730	—	28,730	—
Product liability damages award (4)	—	—	—	77,421
Loss on software disposal (5)	—	—	—	61,063
Gain on equity investment (6)	—	(10,229)	—	(10,229)
Transaction and other costs (7)	23,646	3,655	80,601	3,655
Total adjustments	52,376	(10,436)	5,021	128,048
Tax impact of adjustments	(12,788)	10,661	(137)	(29,828)
Adjusted net income	$291,564	$256,224	$1,187,585	$997,010

The table below represent amounts per common share assuming dilution:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP net income per common share	$1.77	$1.79	$8.31	$6.23

Adjustments:
Gain on sales of real estate (1)	—	—	(0.72)	—
Gain on insurance proceeds (2)	—	(0.03)	(0.01)	(0.03)
Product liability adjustment (3)	0.20	—	0.20	—
Product liability damages award (4)	—	—	—	0.54
Loss on software disposal (5)	—	—	—	0.42
Gain on equity investment (6)	—	(0.07)	—	(0.07)
Transaction and other costs (7)	0.17	0.03	0.56	0.03
Total adjustments	0.37	(0.07)	0.03	0.89
Tax impact of adjustments	(0.09)	0.07	—	(0.21)
Adjusted diluted net income per common share	$2.05	$1.79	$8.34	$6.91
Weighted average common shares outstanding - assuming dilution	141,972	143,053	142,322	144,221

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income (loss).

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2022	2021	2022	2021
Cost of goods sold	$—	$—	$5,000	$—
Selling, administrative and other expenses	43,376	3,655	(7,472)	142,139
Restructuring costs	—	—	—	—
Goodwill impairment charge	—	—	—	—
Non-operating (income): Other	9,000	(14,091)	7,493	(14,091)
Total adjustments	$52,376	$(10,436)	$5,021	$128,048

(1)Adjustment reflects a gain on the sale of real estate that had been leased to S.P. Richards.
(2)Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(3)Adjustment to remeasure the product liability reserve for a revised estimate of the number of claims to be incurred in future periods, among other assumptions.
(4)Adjustment reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(5)Adjustment reflects a loss on an internally developed software project that was disposed of due to a change in management strategy related to advances in alternative technologies.
(6)Adjustment relates to gains recognized upon remeasurement of certain equity investments to fair value upon acquiring the remaining equity of those entities.
(7)Adjustment for 2022 primarily includes costs of $67 million associated with the January 3, 2022 acquisition and integration of KDG which includes a $17 million impairment charge. The impairment charge was driven by a decision to retire certain legacy trade names, classified as other intangible assets, prior to the end of their estimated useful lives as part of executing our KDG integration and rebranding strategy. Separately, this adjustment includes an $11 million loss related to an investment. Adjustment for 2021 include transaction and other costs related to acquisitions.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended December 31, 2022
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	8.2%	4.8%	(5.5)%	0.1%	7.6%
Industrial	16.7%	14.3%	(1.4)%	—%	29.6%
Total Net Sales	11.1%	8.0%	(4.2)%	0.1%	15.0%

	Twelve Months Ended December 31, 2022
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	9.0%	4.5%	(4.5)%	(0.1)%	8.9%
Industrial	17.3%	16.8%	(0.9)%	—%	33.2%
Total Net Sales	11.8%	8.6%	(3.3)%	—%	17.1%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Twelve Months Ended December 31,
(in thousands)	2022	2021
Net cash provided by operating activities	$1,466,971	$1,258,285
Purchases of property, plant and equipment	(339,632)	(266,136)
Free Cash Flow	$1,127,339	$992,149